NEWS FOR IMMEDIATE RELEASE
July 19, 2006
CONTACT: Chadwick J. Byrd                                                                            Exhibit 99.1
(509) 534 - 6200

AMBASSADORS GROUP REPORTS 19 PERCENT GROWTH IN Q2 2006 PER SHARE EARNINGS OF $0.86 COMPARED TO $0.72 FOR Q2 2005

Spokane, WA. - July 19, 2006

Ambassadors Group Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced $0.86 fully diluted second quarter per share earnings for the quarter ended June 30, 2006, a 19 percent increase over $0.72 fully diluted second quarter per share earnings for the same period one year ago. Net income for the second quarter 2006 was $18.5 million, compared to $15.2 million for the second quarter 2005. Comparing the six months ended June 30, 2006 and 2005, fully diluted per share earnings increased 19 percent to $0.70 in 2006 from $0.59 in 2005, and net income increased to $15.0 million in 2006 from $12.6 million in 2005.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc. stated, “We are pleased to report our results for the first of our two most significant revenue quarters of the year.  We generated an additional $3.2 million in net income this quarter compared to the same quarter one year ago. This was primarily the result of increasing our delegate count from 16,500 to 19,200 quarter over quarter and overcoming some of the impact of challenging global conditions, such as the price of fuel.

We have continued to deploy capital to benefit our shareowners. Operationally, we have increased our selling and tour promotion expenses $2.3 million year to date, the majority of which to continue implementation of our long term, organic growth plan.  In addition, we have returned $5.0 million to shareowners in the form of cash dividends and stock repurchases.

At this point, we are approximately halfway through our summer travel season.  We continue to deliver high quality programs that now explore 34 countries on all 7 continents.  For the past 50 years People to People has offered cultural exchange and personal growth opportunities for thousands of delegates.  For the first time ever, the prestigious Cavaliere per las Pace (Knight of Peace) award was presented to an organization rather than an individual. On June 22, 2006 People to People Ambassador Programs was presented with the award in Assisi, Italy. Mary Jean Eisenhower, granddaughter of People to People founder President Dwight D. Eisenhower and CEO of People to People International, traveled to Assisi to accept the esteemed award. Mother Teresa, Mikhail Gorbachev and Pope John Paul II are previous recipients of the Knight of Peace award, considered one of the most important titles for the curriculum vitae of the Nobel Peace Prize.”

Quarter Ended June 30, 2006

Gross program receipts increased 21 percent, to $98.7 million, in the second quarter 2006 from $81.5 million in the second quarter 2005. Net revenue increased 18 percent, to $35.2 million, in the second quarter 2006 from $29.7 million in the same period of 2005. The increases in gross program receipts and net revenue are due to traveling more delegates in the second quarter of 2006 in comparison to the same quarter a year ago.

Operating expenses were $9.5 million and $7.6 million in the second quarters 2006 and 2005, respectively. The $1.9 million increase was attributable to expenses supporting a greater number of delegates traveling and increased marketing expenses for our 2006 and 2007 travel programs.

Other income increased 83 percent in the second quarter 2006, to $1.4 million from $0.8 million in the second quarter 2005. The increased interest income was earned through increased rates of return on higher cash, cash equivalents and available-for-sale security balances held during the quarter ended June 30, 2006.

Six Months Ended June 30, 2006

Comparing the six months ended June 30, 2006 and 2005, gross program receipts increased 19 percent to $104.1 million from $87.5 million, and net revenue increased 18 percent to $37.7 million from $31.9 million, respectively. The increased gross program receipts and net revenue resulted from increased delegates traveling in the first six months of 2006 compared to the first six months of 2005.

Operating expenses for the six months ended June 30, 2006 and 2005 were $18.1 and $14.2 million, respectively. The $3.9 million increase was due primarily to additional selling and tour promotion costs associated with the increased number of delegates traveling, as well as increased marketing expenses associated with our 2006 and 2007 travel programs.

Other income in the six month period ended June 30, 2006 increased 90 percent to $2.4 million from $1.2 million in the six months ended June 30, 2005. This $1.2 million increase resulted from increased average cash, cash equivalents and available-for-sale security investment balances.

Cashflow and Balance Sheet

Total assets at June 30 were $208.7 million, of which 72 percent, or $150.5 million, were cash and investments. Our deployable cash (see definition on final page of the press release) has increased 37 percent to $71.4 million while participant deposits increased 28 percent to $111.8 million year on year.

Cash provided by operations during the six months ended June 30, 2006 increased $3.1 million to $40.9 million in comparison to the six months ended June 30, 2005, resulting from increased participant deposits collected in 2006. Cash used in investing activities increased $9.9 million in the corresponding periods primarily due to the timing of short-term purchases.

Cash used in financing activities increased to $3.9 million from $2.9 million as a net result of increased quarterly dividends, our common stock repurchase plan, and stock option exercises. During the six months ended June 30, 2006 and 2005, we distributed $3.5 million and $2.6 million in cash dividends to our shareholders, repurchased $1.5 million and $1.7 million of common stock, and received $0.5 million and $1.4 million from the exercise of stock options, respectively. To date, we have repurchased $7.7 million of our stock.

The following summarizes our statements of operations for the quarters ended and the six months ended June 30, 2006 and 2005 (in thousands, except per share amounts).
	UNAUDITED
	Six months ended June 30		Quarter ended June 30
	2006	2005	2006	2005
Gross program receipts	$104,119	$87,504	$98,712	$81,527
Net revenue	$37,685	$31,871	$35,180	$29,693
Operating expenses:
Selling and tour promotion	13,749	11,430	7,234	5,918
General and administration	4,308	2,791	2,295	1,654
Total operating expenses	18,057	14,221	9,529	7,572

Operating income	19,628	17,650	25,651	22,121

Other income, net	2,363	1,245	1,408	770
Income before tax	21,991	18,895	27,059	22,891
Income tax provision	6,972	6,283	8,592	7,642
Net income	$15,019	$12,612	$18,467	$15,249

Earnings per share - basic	$0.73	$0.62	$0.90	$0.75

Weighted average shares outstanding - basic	20,534	20,218	20,528	20,252

Earnings per share - diluted	$0.70	$0.59	$0.86	$0.72

Weighted average shares outstanding - diluted	21,393	21,242	21,394	21,242

Gross program revenue reflects total payments received by us for directly delivered and non-directly delivered programs. Gross program revenue less program pass-through expenses for non-directly delivered programs and cost of sales for directly delivered programs constitute our net revenues. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs, however, we organize and operate all activities including speakers, facilitators, events, accommodations and transportation.

We have a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for program marketing.

The following summarizes our balance sheets as of June 30, 2006, June 30, 2005 and December 31, 2005 (in thousands):

	UNAUDITED
	June 30,		December 31,
	2006	2005	2005
Assets
Cash and cash equivalents	$42,144	$34,092	$26,916
Available-for-sale securities	108,361	86,990	89,688
Foreign currency exchange contracts	726	—	—
Prepaid program cost and expenses	48,547	41,063	1,596
Other current assets	521	1,044	955
Total current assets	200,299	163,189	119,155
Property and equipment, net	7,355	4,765	5,140
Deferred income tax	866	685	584
Other assets	167	125	167
Total assets	$208,687	$168,764	$125,046

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$13,812	$19,229	$6,022
Foreign currency exchange contracts	—	1,536	1,896
Other liabilities	1,856	3,303	2,596
Participants’ deposits	111,770	87,473	47,463
Current portion of long-term capital lease	185	175	180
Total current liabilities	127,623	111,716	58,157
Capital Lease, long term	293	478	387
Total liabilities	127,916	112,194	58,544
Stockholders’ equity	80,771	56,570	66,502
Total liabilities and stockholders’ equity	$208,687	$168,764	$125,046

The following summarizes our statements of cash flows for the six months ended June 30, 2006 and 2005 (in thousands):

	UNAUDITED
	Six months ended June 30
	2006	2005
Cash flows from operating activities:
Net income	$15,019	$12,612
Adjustments:
Depreciation	717	495
Amortization of unearned compensation	371	193
Excess tax benefit from stock based compensation	645	—
Stock option expense	703	—
Change in assets and liabilities:
Prepaid program costs and expenses	(46,951)	(38,602)
Accounts payable and accrued expenses	6,435	14,449
Participants’ deposits	64,307	48,865
Other current assets	(393)	(186)
Net cash provided by operating activities	40,853	37,826
Cash flows from investing activities:
Net change in available-for-sale securities	(18,782)	(10,469)
Purchase of property and equipment and other	(2,932)	(1,354)
Net cash used in investing activities	(21,714)	(11,823)
Cash flows from financing activities:
Dividend payment to shareholders	(3,514)	(2,641)
Repurchase of common stock	(1,471)	(1,747)
Proceeds from exercise of stock options	518	1,389
Excess tax benefit from stock based compensation	645	—
Capital lease payments and other	(89)	52
Net cash used in financing activities	(3,911)	(2,947)
Net increase in cash and cash equivalents	15,228	23,056
Cash and cash equivalents, beginning of period	26,916	11,036
Cash and cash equivalents, end of period	$42,144	$34,092

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, available for sale securities, and prepaid program costs and expenses less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes and foreign exchange currency contracts), participant deposits and the current portion of long-term capital lease. We believe this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities. The following summarizes our deployable cash as of June 30, 2006, June 30, 2005 and December 31, 2005 (in thousands):

	UNAUDITED
	June 30,		December 31,
	2006	2005	2005
Cash, cash equivalents and available-for-sale securities	$150,505	$121,082	$116,604
Prepaid program cost and expenses	48,547	41,063	1,596
Less: Participants’ deposits	(111,770)	(87,473)	(47,463)
Less: Accounts payable / accruals / other liabilities	(15,853)	(22,707)	(8,798)
Deployable cash	$71,429	$51,965	$61,939

Quarterly conference call and webcast

We will host a conference call to discuss second quarter 2006 results of operations on Thursday, July 20, 2006 at 8:30 a.m. Pacific Time. You may join the call by dialing 866-578-5788 then entering the pass code: Ambassadors Group. Or, you may also join the call via the Internet at www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888-286-8010 with the pass code 64351509 and follow the prompts, or visit www.ambassadorsgroup.com/EPAX. Post-view dial-in access will be available beginning July 20, 2006 at 1:30 p.m. until September 20, 2006. Post-view Webcast access will be available following the conference call through September 20, 2006.

Business overview

Ambassadors Group, Inc. is a leading educational travel organization that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. We are headquartered in Spokane, Washington, with associates also in Denver, Colorado and Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-looking statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 9, 2006 and proxy filed April 7, 2006.